Investor Relations Contact:

China Sky One Medical	CCG Investor Relations
Yan-qing Liu, CEO	Crocker Coulson, President
Email: ir@cski.com.cn	Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

Mabel Zhang, Vice President
Tel: +1-310-954-1353
Email: mabel.zhang@ccgir.com

China Sky One Medical, Inc. Reports Outcome
of Annual Meeting of Shareholders

Harbin, China, October 14, 2010 -- China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (NASDAQ: CSKI), a leading fully integrated pharmaceutical company producing over-the-counter drugs in the People’s Republic of China (“PRC”), today announced that it held its 2010 Annual Meeting of Stockholders (the ''Annual Meeting'') on October 12, 2010, in Harbin, PRC.

At the Annual Meeting, the Company’s stockholders were asked to vote on a proposal to elect seven directors to serve until the Company’s 2011 Annual Meeting of Stockholders, or until such time as their respective successors are elected and qualified.  The stockholders re-elected Mr. Yan-qing Liu, Ms. Xiao-yan Han, Mr. Yu-bo Hao, Mr. Chun-fang Song, Ms. Xu-feng Qian, Mr. Jie Zhao, and Mr. William Wei Lee as members of the Board of Directors of the Company by a plurality of the votes cast.

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company engages in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company, Harbin First Bio-Engineering Company Limited, Heilongjiang Tianlong Pharmaceutical, Inc. and Peng Lai Jin Chuang Pharmaceutical Company, the Company manufactures and distributes over-the-counter pharmaceutical products, which make up its major revenue source. For more information, visit http://www.cski.com.cn.

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